INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-70963 of COLI VUL-2 Series Account of Great-West Life & Annuity Insurance Company of our report dated January 31, 2000 on the financial statements of Great-West Life & Annuity Insurance Company and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

Deloitte & Touche LLP

Denver, Colorado
April 27, 2000